EXHIBIT 10.11

Employment Agreement Jon Ladd

This Agreement is made effective as of the 5th day of April 2004

Between:

NOVATEL INC., a body corporate with offices in the City of Calgary, in the Province of Alberta (the “Corporation”)

OF THE FIRST PART

- and -

JONATHAN LADD, of the City of Calgary, in the Province of Alberta (the “Employee”)

OF THE SECOND PART

RECITALS:

WHEREAS the Employee has been employed by the Corporation since February 1, 2002, in the position of President and Chief Executive Officer;

AND WHEREAS the Employee is also a director of the Corporation;

AND WHEREAS the Corporation and the Employee have agreed the Employee will be employed on the terms herein set forth:

NOW THEREFORE, in consideration of the covenants and agreements herein contained and for other good and valuable consideration the parties agree as follows:

1.             Employment

The Corporation hereby agrees to continue to employ the Employee as the President and Chief Executive Officer of the Corporation, until such employment is terminated as provided herein.

2.             Office and Duties

The Employee shall perform such duties and exercise such powers commensurate with his position as President and Chief Executive Officer as may from time to time be determined by the board of directors of the Corporation (the “Board”) or as may be assigned to or vested in him by the by-laws of the Corporation, subject always to the control and direction of the Board.

3.             Full Attention

The Employee shall, at all times, faithfully, industriously and to the best of his ability, experience and talents perform all of the duties that may be required of and from him, pursuant to the terms hereof, to the reasonable satisfaction of the Corporation.  Without the Corporation’s prior approval, the Employee shall not, directly or indirectly, in any manner or in any capacity engage in any outside business endeavour or employment that could adversely affect the Employee’s performance of his assigned duties or compete with the Corporation.

4.             Remuneration

Subject to review by the Board and the Compensation Committee of the Board, the Employee shall be paid, for his services as President and Chief Executive Officer of the Corporation during the term of this Agreement an annual salary of $286,000 (CDN) (the “Annual Salary”) payable bi-weekly in arrears.  The Corporation shall make all applicable deductions and withholdings for federal and provincial income tax, EI, CPP, benefits and other required deductions from the Employee’s compensation.  Subject to the review of the Board and the Plan Administrator, the Employee shall be allowed to participate in any Stock Option Plan in place during the term of this Agreement.  The Employee shall not be entitled to additional director’s fees and shall not be entitled to participate in the Director’s Stock Option Plan.  The Employee shall be allowed to participate in any bonus and/or stock appreciation rights plan adopted by the Corporation during the term of this Agreement on such basis as may be determined by the Compensation Committee of the Board.

5.             Benefit Program

The Employee shall, during his employment, be entitled to participate in all benefit plans and programs offered generally to employees of the Corporation or to its executive officers and shall be entitled to such other benefits as may, from time to time, be agreed between the Board and the Employee.  The cost of all benefit plans and programs shall be paid by the Corporation and shall be in addition to the other compensation paid to the Employee under this Agreement.  The Corporation will provide long-term disability insurance adequate to cover the Employee’s Annual Salary in the event of a disability.  If the Corporation is not able to secure third party benefit or insurance coverage for the Employee’s benefit, it will assume responsibility to provide the benefit or insurance coverage.  Benefits are provided in accordance with the terms of the applicable benefit plans and may be amended or terminated by the Corporation from time to time.

6.             Expenses

The Corporation shall reimburse the Employee for travel, entertainment or other expenses in accordance with the Corporation’s policy for such expenses, as may be in effect from time to time, as the Employee may incur in the performance of his duties under this Agreement.  The Employee shall furnish the Corporation with such statements, vouchers or receipts as may be required by the Corporation.

7.             Memberships

The Corporation shall, during the term of this Agreement, pay on behalf of the Employee the fees for any professional associations that the Employee becomes a member of that are associated with his position as President and Chief Executive Officer.

8.             Vacations

The Employee shall be entitled to a certain number of paid vacation days in each calendar year as determined by the Board or the Compensation Committee from time to time, but not less than the greater of 20 business days or the number of business days vacation provided to other senior executives, in any calendar year, pro-rated in any calendar year during which services are rendered hereunder for less than all of that year.  Unused vacation may not be carried forward from year to year and will not be paid out to the Employee except as required by applicable Employment Standards Legislation.

9.             Termination of the Employee’s Employment

(a)           By the Employee

(i)                                     Resignation — The Employee may at any time during the term of this Agreement give written notice to the Corporation that the employment of the Employee as President and Chief Executive Officer of the Corporation shall terminate 30 days following the delivery of that notice.  The Corporation may elect to terminate the Employee’s employment immediately, in which case the Employee’s Stock

Options that would otherwise vest in the 30 day notice period shall continue to vest, and the Employee shall have 180 days to exercise all vested but unexercised Stock Options.  In consideration for the undertakings contained in section 13, the Company will pay the Employee a monthly amount equal to the Employee’s Annual Salary at time of resignation plus a bonus, calculated as 8.33% of the average of the bonus that would have been received had target performance been achieved, and the actual bonus achieved for the previous year.  This payment will continue for a period of 12 months or until Employee has begun employment for a company not in competition with the Company, whichever comes first.

(ii)                                  Disability — In the event that the Employee fails, by reason of illness, mental or physical disability, or other incapacity, to perform his duties for any period of 180 days in any 365 day period, the Corporation may elect to treat the Employee’s employment and this Agreement as having been frustrated, such election being exercisable by providing the Employee notice in writing, as well as one-half of the benefits and payments he would have received pursuant to Sections 9(b)(i)(A), (B), and (C) below, and the same benefit he would have received pursuant to article 9(b)(i)(D) below.

(iii)                               Death - This Agreement shall immediately terminate upon the death of the Employee and the Employee’s legal personal representatives shall not be entitled to any further payments with regard to the Employee’s employment or to the accelerated vesting of any Stock Options granted to the Employee.

(iv)                              Constructive Dismissal — This Agreement shall immediately terminate, at the option of the Employee, if:

A.                                   The Employee’s title or responsibilities are reduced in any material manner unless otherwise agreed to by the Employee, however, non-election to the Board of Directors of the Corporation will not constitute a reduction or material change in the title or responsibilities of the Employee;

B.                                     The Employee’s salary is reduced in any material manner, unless such reduction is in accordance with a general reduction of executive salaries implemented by the Corporation in conjunction with a financial restructuring by the Corporation;

C.                                     If the Employee’s participation in the Corporation’s employee benefit programs is terminated or reduced in any material manner unless such programs are terminated or reduced for all of the Corporation’s employees in which case the Employee shall be entitled, upon electing to terminate his employment, to:

D.                                    Be paid a lump sum severance in an amount equal to: eighteen months Annual Salary; plus one-and-a-half times annualized bonus under the Employee’s bonus plan in effect at the date of termination, calculated as the average of the bonus that would have been received had target performance been achieved, and the actual bonus achieved for the previous year ;

E.                                      Have all unvested Stock Options vest immediately and to have all vested but unexercised Stock Options be exercisable by the Employee within 180 days of the date of the Employee’s election to terminate his employment after which time all unexercised Stock Options will expire;

F.                                      Be paid all Annual Salary accrued to the date of termination plus a bonus, under the Employee’s bonus plan in effect at the date of termination, pro rated for the portion of the year prior to the date of termination, calculated as the average of the bonus that would have been received had target performance been achieved, and the actual bonus achieved for the previous year; and

G.                                     Reimbursement of his and his family’s reasonable relocation expenses back to a location of his choosing in the continental United States.

In the event the Employee does not elect to terminate his employment within 180 days of the first event constituting a Constructive Dismissal, the Employee shall be deemed to have elected to continue his employment on the new terms first giving rise to the Constructive Dismissal and shall no longer be entitled to payment of the amounts set out above unless a new event constituting Constructive Dismissal arises whereupon the provisions of this section shall once again apply to the new event of Constructive Dismissal.

(b)           By the Corporation

(i)                                     Termination Without Cause — The Corporation may, without cause, at any time during the term of this Agreement terminate the employment of the Employee as President and Chief Executive Officer of the Corporation in which case the Employee shall be entitled on the date that the Employee’s employment is terminated, to:

A.                                   Be paid a lump sum severance in an amount equal to: eighteen months Annual Salary; plus one-and-a-half times annualized bonus under the Employee’s bonus plan in effect at the date of termination, calculated as the average of the bonus that would have been received had target performance been achieved, and the actual bonus achieved for the previous year;

B.                                     Have all unvested Stock Options vest immediately and to have all vested but unexercised Stock Options be exercisable by the Employee within 180 days of the date of termination of his employment after which time all unexercised Stock Options will expire;

C.                                     Be paid all Annual Salary accrued to the date of termination plus a bonus, under the Employee’s bonus plan in effect at the date of termination, pro rated for the portion of the year prior to the date of termination, calculated as the average of the bonus that would have been received had target performance been achieved, and the actual bonus achieved for the previous year; and

D.                                    Reimbursement of his and his family’s reasonable relocation expenses back to a location of his choosing in the continental United States.

(ii)                                  Termination for Cause — This Agreement may be terminated by the Corporation at any time for Cause (as defined below).  In such event, the Employee shall immediately cease rendering services under this Agreement and shall not be entitled to any payments with regard to his employment or the termination of his employment, except to the extent required by applicable employment standards legislation or accelerated vesting of Stock Options.  “Cause” as used in Agreement means without limitation, a material breach of the provisions of this Agreement, conviction of the Employee of an indictable offense or any offense involving fraud or breach of trust or other cause as such term is interpreted by Alberta Courts from time to time.

10.           Termination Rights as a Result of Change in Control

(a)           Applicable Terminology

For purposes of this Agreement:

“Change of Control” means:

(i)                                     where a Person (as defined below) or a group of Persons acting in concert acquires ownership or control of  more than 50% of the outstanding shares of the Corporation carrying voting rights;

(ii)           the sale, lease or transfer of all or substantially all of the Corporation’s assets to any other Person or Persons; or

(iii)                               the entering into of a merger, amalgamation, arrangement or other reorganization by the Corporation with another unrelated corporation which results in a change in the composition of a majority of the Board, without the consent of a majority of the Board holding office immediately prior to such event.

“Person” includes an individual, a partnership, a corporation and any other entity or association other than CMC Electronics Inc. or a partnership, corporation or other entity controlled directly or indirectly by it individually or jointly.

“Termination Date” means the date that the Employee’s employment with the Corporation is terminated by the Corporation after a Change of Control or that the Employee resigns pursuant to Section 9(a)(iv) or is terminated pursuant to Section 9(b)(i) of this Agreement.

(b)           Termination on Change in Control

If a Change in Control occurs at any time during the term of this Agreement and either contemporaneously or within one (1) year after the Change in Control:

(i)                                     the Employee’s employment with the Corporation is terminated without cause by the Corporation; or

(ii)                                  the Employee resigns pursuant to Section 9(a)(iv) of this Agreement;

Then the Corporation shall in lieu of, and not in addition to the amounts referred to in Section 9, pay to the Employee:

A.                                   Be paid a lump sum severance in an amount equal to: eighteen months Annual Salary; plus one-and-a-half times annualized bonus under the Employee’s bonus plan in effect at the date of termination, calculated as the average of the bonus that would have been received had target performance been achieved, and the actual bonus achieved for the previous year;

B.                                     Have all unvested Stock Options vest immediately and to have all vested but unexercised Stock Options be exercisable by the Employee within 180 days of the date of the Employee’s election to terminate his employment after which time all unexercised Stock Options will expire;

C.                                     Be paid all Annual Salary accrued to the date of termination plus a bonus, under the Employee’s bonus plan in effect at the date of termination, pro rated for the portion of the year prior to the date of termination, calculated as the average of the actual bonus that would have been received had target performance been achieved, and the bonus achieved for the previous year; and

D.                                    Reimbursement of his and his family’s reasonable relocation expenses back to a location of his choosing in the continental United States.

11.          Release

In consideration of the payments described in Sections 9(a)(iv), 9(b)(i), or 10(b) the Employee agrees to tender his resignation and execute a release in the form as attached to this Agreement as Schedule “A”, except that the Employee will still entitled to those amounts that remain payable to him pursuant to those sections and any indemnities provided by the Corporation to the Employee in his capacity as an officer and director of the Corporation, which indemnities shall survive any termination of the Employee’s employment.

12.          Inventions and Disclosure of Information

The Employee agrees to continue to be bound by and comply with the terms of the Employee Confidentiality and Assignment of Rights Agreement entered into between the Employee and the Corporation, attached as Schedule “B” to this Agreement.

13.          Non-Competition

The Employee shall not, during the term of this Agreement and for a period of one year after the Termination Date, either directly or indirectly, whether alone or in conjunction with any other Person, whether as principal, agent, partner, contractor or shareholder:

(a)                                  engaging in any undertaking; or

(b)                                 having any financial or other interest in or in respect of the business of any Person who carries on a business which would compete with the business of the Corporation.

14.          Non-Solicitation

The Employee will not, directly or indirectly, solicit for employment, or advise or recommend to any other Person that they employ or solicit for employment, any employee of the Corporation during his period of employment by the Corporation and for a further period of one year after he ceases to be employed by the Corporation for any reason whatsoever.  Notwithstanding the generality of the foregoing, the Employee shall not be precluded from general searches for prospective employees through the use of advertisements in the media.

15.          Severable Clauses

A determination that any provision of this Agreement is unenforceable, in whole or in part, shall not affect the validity of any other provision.

16.          Injunctive Relief

The Employee agrees that the remedy at law of damages for any breach by him of the confidentiality or non-competition provisions of this Agreement will be inadequate and that the Corporation, on application to a Court, shall be entitled to temporary and permanent injunctive relief against the Employee without the necessity of proving actual damage to the Corporation.

17.          Notice

Any notice in writing required to or permitted to be given by either party hereunder shall be sufficiently given if delivered to the other party personally or by telecopy addressed to:

the Corporation at:

NovAtel Inc.
1120 - 68th Avenue N.E.
Calgary, Alberta  T2E 8S5
Attention:  Chairman

Telecopier No.         (403)295-0230

or to the Employee at:

Jonathan Ladd
212 Sutherland Mews N.W.
Calgary, Alberta  T3R 1H1

Telephone No. (403) 663-1233

Any such notice which is delivered or telecopied before 5:00 p.m. on any business day shall be deemed to have been delivered on that day.  Any notices delivered or telecopied after that time on a business day or on a day that is not a business day, shall be deemed received on the next following business day.  In this Agreement, “business day” means a day that is not a Saturday, Sunday or statutory holiday in Calgary, Alberta.  Any address for the giving of notices hereunder may be changed by notice in writing to the other party.

18.          Governing Law

The provisions of this Agreement shall be governed by and interpreted in accordance with the laws in force in the Province of Alberta.

19.          Survival

This Agreement shall extend and enure to the benefit of the successors and assigns of each of the parties.

20.          Independent Advice

The Employee acknowledges that he has obtained independent legal advice with respect to his rights and obligations under this Agreement.

21.          Entire Agreement

There are no agreements, understandings or statements, verbal or written, regarding the employment of the Employee by the Corporation except in this Agreement.  No modification, waiver, amendment or replacement of this Agreement shall be effective unless made in writing and signed by the Employee and the Corporation.

DATED to be effective as of March 22, 2004.

NOVATEL INC.
	Per:	/s/ David E. Vaughn

	Per:	/s/ Werner Gartner

/s/ Sonia Ross	/s/ Jonathan Ladd
Witness	JONATHAN LADD

SCHEDULE A - RELEASE

1.                             RELEASE

                                In consideration of the terms and conditions as outlined in the Employment Agreement to which this Release is attached as Schedule B, I, JONATHAN LADD, hereby release NOVATEL INC., and its parents, subsidiaries, affiliates, related companies or organizations, directors, officers, partners, employees, trustees and agents (hereinafter collectively referred to as the “Company”), jointly and severally from any and all actions, causes of action, suits, debts, duties, accounts, bonds, covenants, contracts, obligations, liabilities, claims, complaints, and demands of every nature or kind which I as an officer, director, shareholder, creditor or employee of the Company or otherwise, ever had, now have, or hereafter may have in respect of any cause, matter or thing, and without limiting the generality of the foregoing, in respect of any and all claims in contract or in tort or statutory rights or remedies arising out of or in any way connected with my employment with the Company, including any and all claims for damages, salary, wages, vacation pay, general holiday pay, termination pay, severance pay, compensation in lieu of notice, overtime payments, commissions, expense reimbursement, short term or long term disability and other insurance benefits or benefit coverage, bonuses (individual or group), incentive payments, allowances, stock options, and retirement or pension allowances.

2.                             HUMAN RIGHTS

                                I release the Company from any liability for any past acts of discrimination and acknowledge that my execution of this Release precludes the consideration of any complaint I might make to the Alberta Human Rights and Citizenship Commission pursuant to the Alberta Human Rights, Citizenship and Multiculturalism Act, R.S.A. 2000, c. H-14, as amended from time to time.

3.                             EMPLOYMENT STANDARDS

                                I acknowledge receipt of all wages, pay, commissions, overtime pay, vacation pay, general holiday pay, bonuses, and termination pay to which I am entitled by virtue of the Alberta Employment Standards Code, R.S.A. 2000, c. E-9, as amended from time to time.

4.                             INDEMNITY FOR TAXES, ETC.

                                I agree to hold harmless and indemnify the Company from and against all claims, assessment, taxes, premiums or other penalties or demands that may be made by the Canada Customs and Revenue Agency, the Employment Insurance Commission, the Canada Pension Plan Commission, or other official of the Government of Canada, requiring the Company to pay any amounts, including income tax, charges, interest, or penalties under the Income Tax Act (Canada), the Employment Insurance Act (Canada), or the Canada Pension Plan, or under any other enactment, in excess of those amounts previously withheld, except that the Company will remain liable to pay any interest and penalties assessed as a result of its failure to withhold and remit the appropriate amounts from my earnings.

5.                             RETURN OF COMPANY PROPERTY

                                I confirm that I have returned to the Company all its property, including without limitation all [a list of property should be inserted here].

6.                             FURTHER CLAIMS

                                I agree not to make a claim or take proceedings against any other person or corporation that might claim contribution or indemnity under the provisions of any statute or otherwise against the Company.

7.                             SUCCESSORS AND ASSIGNS

                                The provisions hereof will be binding upon my heirs, executors, administrators and other legal representatives or assigns and shall enure to the benefit of the successors and assigns of the Company.

8.                             UNDERSTANDING

                                I have read the terms of this Release, understand the terms and agree to be bound by those terms freely, voluntarily, and without duress and after having obtained independent legal advice.  I have not been influenced by any representations or statements made by or on behalf of the Company.  I hereby voluntarily accept the said terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

IN WITNESS WHEREOF I have executed this Release this        day of                         20

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Witness )	JONATHAN LADD
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(Name))
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(Address))
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SCHEDULE B

EMPLOYEE CONFIDENTIALITY AND

ASSIGNMENT OF RIGHTS AGREEMENT

MEMORANDUM OF AGREEMENT made between NovAtel Inc. (“NovAtel”) and the employee or prospective employee of NovAtel whose name appears on the last page of this Agreement (the “Employee”).

WHEREAS the Employee may, from time to time, in the course of his employment with NovAtel, receive or contribute to Confidential Information which is valuable and proprietary to NovAtel or which NovAtel is required by agreements with others to keep confidential and, in addition, the Employee may, from time to time, make or conceive of, Inventions.

In consideration of the compensation paid to him as an employee of, and as a condition of employment with, NovAtel, the Employee agrees with NovAtel as follows:

1.             Definitions

1.1           (a)  “Confidential Information” means information received by the Employee (including, without limitation, information discovered by the Employee while on the premises of NovAtel) which is related to NovAtel or any third party which has disclosed such information to NovAtel which NovAtel is obligated to treat as confidential, which (i) derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who could obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Confidential Information includes, but is not limited to, technical and non-technical data related to designs, compilations, programs, inventions, methods, techniques, drawings, processes, formulas, patterns, finances, personnel, actual or potential customers and suppliers, contractual arrangements, existing and future products and other materials of whatever description.

                (b)  “Inventions” means any works, discoveries, concepts and ideas, including but not limited to products, processes, methods, formulae and techniques as well as improvements thereof or “know-how” related thereto, all copyright, industrial design and other intellectual property rights, regardless of whether protectable by copyright, patent or otherwise, regardless of whether created alone or with others and regardless of whether created during or after working hours, which relate in any manner to any aspect of any present or prospective activity of NovAtel, developed during the Employee’s employment with NovAtel or within one year of termination of such employment.

2.  Covenants of Employee

2.1  The Employee shall not disclose any Confidential Information to any other person or entity without the prior written consent of NovAtel and except as may be necessary in the course of his employment.

2.2  The Employee shall not use, directly or indirectly, for the benefit of himself or any other person or entity other than NovAtel, any Confidential Information.

2.3  The Employee shall disclose to NovAtel all Confidential Information developed or acquired by him in the course of his employment with NovAtel, except such Confidential Information as is already known to NovAtel.

2.4  Upon termination of employment with NovAtel or at such earlier time as NovAtel may request, the Employee shall immediately return to or leave with NovAtel all documents, records, notebooks, discs or stored on any other medium constituting Confidential Information, including any copies, and all other property of NovAtel then in the Employee’s possession.

3.  Inventions

3.1  The Employee assigns, without royalty or other consideration other than his employment by NovAtel, to NovAtel all of his right, title and interest in any and all Inventions.

3.2  The Employee waives all moral rights  (as defined in the Copyright Act (Canada)) with respect to all Inventions.

3.3  The Employee shall disclose to NovAtel all Inventions.

3.4  To the extent the Employee believes that he owns or has a claim in any works, discoveries, concepts or ideas which may be considered an Invention, the Employee agrees to provide NovAtel with a written description (disclosing the subject matter of the invention or idea sufficient to identify its nature) of the ownership of interest or claim within 2 weeks of the execution of this Agreement or if such interest or claim arises after the execution of this Agreement within 2 weeks of the interest or claim becoming known to the Employee.  Should the Employee fail to disclose in accordance with this paragraph, it shall be conclusively presumed that any and all works, discoveries, concepts and ideas shall be Inventions.

4.  Duty of Loyalty

4.1  During the Employee’s employment with NovAtel, the Employee shall diligently perform his assigned duties and devote his entire time, attention and energies to the business of NovAtel.  Accordingly, the Employee shall not engage or become interested in (whether as a partner, officer, director, employee or otherwise) any business activity, either directly or indirectly, that is competitive with, or otherwise relates to or arises from, the existing or contemplated business of NovAtel.

4.2  The Employee acknowledges and agrees that employment with NovAtel requires the Employee to adhere to and comply with the business practices and requirements of ethical conduct set forth by NovAtel and that at all times the Employee’s conduct and ethics must be above reproach.

4.3  The Employee agrees to execute and deliver such further and other documents and do and perform and cause to be done and performed such further and others acts and things as may be necessary or desirable in the opinion of NovAtel to give full effect to this Agreement.

5.  General

5.1 This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta.

5.2 The obligations of the Employee in paragraphs 2, 3 and 4 shall continue during the course of his employment with NovAtel and shall continue after the termination of such employment.

5.3  The Employee shall advise any future employer that he has certain information which is confidential or is subject to this Agreement without disclosing such information.

5.4  This Agreement is the entire agreement between the parties relating to the subject matter hereof and may not be changed or modified except by both parties in writing.

5.5  This Agreement shall be binding on and shall enure to the benefit of the Employee and NovAtel, and their respective heirs, executors, administrators, successors and assigns.

5.6  If any term or provision of this Agreement is illegal, invalid or unenforceable for any reason whatsoever, such shall not affect any other provision of this Agreement and this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been a part of this Agreement.

5.7  Notwithstanding any other agreement between the parties, in the event that the Employee breaches any term or condition of this Agreement, NovAtel may terminate the Employee effective immediately.

THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS READ THIS AGREEMENT THOROUGHLY AND AGREES TO BE BOUND BY ITS TERMS AND THAT THE EMPLOYEE HAS EXECUTED THIS AGREEMENT AS A CONDITION OF HIS EMPLOYMENT WITH NOVATEL.

Dated this _25_ day of February 2002.

/s/ Sharon Ogilvie		/s/ Jonathan W. Ladd

(Witness)		(Employee)

Sharon Ogilvie		Jonathan W. Ladd

(Witness-Name-Printed)		(Employee-Name-Printed)

NOVATEL INC.

	Per:	/s/ Sharon Ogilvie

	Per:	Sharon Ogilvie